Exhibit B-30(a)

CERTIFICATE OF OWNERSHIP AND MERGER

MERGING

EN SERVICES I CORPORATION

WITH AND INTO

ENTERGY GLOBAL POWER OPERATIONS CORPORATION

Pursuant to Section 253 of the

General Corporation of Law of the State of Delaware

ENTERGY GLOBAL POWER OPERATIONS CORPORATION, a Delaware corporation (the "Corporation"), does hereby certify to the following facts relating to the merger (the "Merger") of EN SERVICES I CORPORATION, a Delaware corporation (the "Subsidiary"), with and into the Corporation, with the Corporation remaining as the surviving corporation:

FIRST: The Corporation is incorporated pursuant to the General Corporation Law of the State of Delaware (the "DGCL"). The Subsidiary is incorporated pursuant to the DGCL.

SECOND: The Corporation owns all of the outstanding shares of capital stock of the Subsidiary.

THIRD: The Board of Directors of the Corporation, by the following resolutions duly adopted on October 14, 2003, determined to merge the Subsidiary with and into the Corporation pursuant to Section 253 of the DGCL:

WHEREAS, the Corporation owns all of the outstanding shares of the capital stock of EN SERVICES I CORPORATION, a Delaware corporation (the "Subsidiary"); and

WHEREAS, the Board of Directors of the Corporation has deemed it advisable that the Subsidiary be merged with and into the Corporation pursuant to Section 253 of the General Corporation Law of the State of Delaware.

NOW, THEREFORE, BE IT:

RESOLVED, that the Subsidiary be merged with and into the Corporation (the "Merger"); and it is further

RESOLVED, that by virtue of the merger and without any action on the part of the holder thereof, each then outstanding share of common stock of the Corporation shall remain unchanged and continue to remain outstanding as one share of common stock of the Corporation, held by the person who was the holder of such share of common stock of the Corporation immediately prior to the merger; and it is further

RESOLVED, that by virtue of the merger and without any action on the part of the holder thereof, each then outstanding share of common stock of the Subsidiary shall be canceled and no consideration shall be issued in respect thereof; and it is further

RESOLVED, that the proper officers of the Corporation be and they hereby are authorized and directed to make, execute and acknowledge, in then name and under the corporate seal of the Corporation, a Certificate of Ownership and Merger for the purpose of effecting the Merger and to file the same in the office of the Secretary of State of the State of Delaware, and to do all other acts and things that may be necessary to carry out and effectuate the purpose and intent of the resolutions relating to the Merger; and it is further

RESOLVED, that upon the filing of the Certificate of Ownership and Merger, the name of the Corporation shall remain unchanged; and it is further

RESOLVED, that any and all actions of the officers of the Corporation in carrying out and/or effectuating the purposes of the foregoing resolutions and the transactions contemplated thereby, and which have been made or taken prior to the effective date of this instrument, are hereby, in all respects, approved, ratified and confirmed.

FOURTH: The Corporation shall be the surviving corporation of the Merger.

FIFTH: The certificate of incorporation of the Corporation as in effect immediately prior to the effective time of the Merger shall be the certificate of incorporation of the surviving corporation.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Ownership and Merger to be executed by its duly authorized officer this 15th day of October, 2003.

ENTERGY GLOBAL POWER OPRATIONS CORPORATION

By: ____/s/ Frederick F. Nugent_________
Name: Frederick F. Nugent
Title: Vice President and Assistant Secretary

CERTIFICATE OF INCORPORATION

OF

ENTERGY GLOBAL POWER OPERATIONS CORPORATION

THE UNDERSIGNED, in order to form a corporation for the purposes herinafter states, under and pursuant to the provisions of the General Corporation Law of the State of Delaware does hereby certify as follows:

FIRST: The name of the Corporation is Entergy Global Power Operations Corporation

SECOND: The registered office of the Corporation is to be located at 1209 Orange Street, in the City of Wilmington, County of New Castle, in the State of Delaware. The name of its registered agent at that address is The Corporation Trust Company.

THIRD: The purpose of the Corporaiton is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware as presently in effect or as may hereafter be amended.

FOURTH: The total number of shares of capital stock which the Corporation is authorized to issue is 1,000 shares of capital stock having no par value per share and of one class; such class is hereby designated as common stock.

FIFTH: No stockholder shall be entitled as a matter of right to subscribe for, purchase or receive any shares of the stock or any rights or options of the Corporation which it may issue or sell, whether out of the number of shares authorized by this Certificate of Incorporation or by amendment thereof or out of the shares of the stock of the Corporation acquired by it after the issuance thereof, nor shall any stockholder be entitled as a matter of right to purchase or subscribe for, or receive any bonds, debentures or other obligations which the Corporation may issue or sell that shall be convertible into or exchangeable for stock or to which shall be attached or appertain any warrant or warrants or other instrument or instruments that shall confer upon the holder or owner of such obligation the right to subscribe for or purchase from the Corporation any share of its capital stock, but all such additional issues of stock, rights, options, or of bonds, debentures or other obligations convertible into or exchangeable for stock or to which warrants shall be attached or appertain or which shall confer upon the holder the right to subscribe for or purchase any shares of stock may be issued and disposed of by the Board of Directors to such persons and upon such terms as in their absolute discretion they may deem advisable, subject only to such limitations as may be imposed in this Certificate of Incorporation or in any amendment thereto.

SIXTH: An annual meeting of stockholders shall be held for the election of Directors and the transaction of such other business as may properly come before said meeting. Special meetings of the stockholders of the Corporation shall be held whenever called in the manner required by the laws of the State of Delaware or for purposes as to which there are special statutory provisions, and for other purposes whenever called by resolution of the Board of Directors, or by the Chairman of the Board, the President, or the holders of a majority of the issued and outstanding shares of the common stock of the Corporation. Except as otherwise provided herein, any such annual or special meeting of stockholders shall be held on a date and at a time and place as may be designated by or in the manner provided in the By-Laws.

SEVENTH: The name and mailing address of the Incorporator is Ricardo Orozco, 4 Park Plaza, Suite 2000, Irvine, California 92614.

EIGHTH: The number of Directors which shall constitute the whole Board shall be not be less than one (1) nor more than ten (10). Within such limits, the number of Directors shall be fixed and may be altered from time to time, as provided in the By-Laws.

Election of Directors need not be by ballot unless the By-Laws so provide. Directors need not be stockholders. Directors shall be elected at the annual meeting of the stockholder of the Corporation, except as herein provided, to serve until the next annual meeting of stockholders and until their respective successors are duly elected. Vacancies occurring among the Directors (other than in the case of removal of a Director) shall be filled by a majority vote of the Directors then in office with the consent of the holders of a majority of the issued and outstanding common stock of the Corporation, or by the sole remaining Director with the consent of the holders of a majority of the issued and outstanding common stock of the Corporation, or by resolution duly adopted by the holders of a majority of the issued and outstanding common stock of the Corporation, at a special meeting held for such purpose, or by action taken in lieu of such meeting, or at the next annual meeting of stockholders following any vacancy. At any meeting of stockholders of the Corporation called for the purpose, the holders of a majority of the issued and outstanding shares of the common stock of the Corporation may remove from office, with or without cause, all or any of the Directors and the successor of any Director so removed shall be elected by the holders of a majority of the issued and outstanding common stock of the Corporation at such meeting or at a later meeting.

NINTH: All corporate powers shall be exercised by the Board of Directors of the Corporation except as otherwise provided by law or by this Certificate of Incorporation or by any By-Laws from time to time passed by the stockholders (provided, however, that no By-Law so created shall invalidate any prior act of the Directors which was valid in the absence of such By-Law). In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized (a) to make, alter, amend, and repeal the By-Laws of the Corporation, subject to the power of the stockholders, to alter, amend or repeal such By-Laws, (b) to authorize and cause to be executed mortgages and liens upon all or any part of the property of the Corporation: (c) to determine the use and disposition of any surplus or net profits; and (d) to fix the times for the declaration and payment of dividends.

TENTH: Directors, as such, shall not receive any stated salary for their services, but, by resolution of the Board of Directors, a fixed sum and expenses of attendance, if any, may be allowed for attendance at each regular, special or committee meeting of the Board; provided that nothing herein contained shall be construed to preclude any Director from serving the Corporation in any other capacity and receiving compensation therefore.

EVEVENTH: When and as authorized by the affirmative vote of the holders of a majority of the common stock of the Corporation, issued and outstanding, given at a stockholders' meeting duly called for that purpose, or when authorized by the written consent of the holders of a majority of the common stock of the Corporation issued and outstanding, the Board of Directors may cause the Corporation to sell, lease or exchange all or substantially all, of its property and assets, including its good will and its corporate franchises, upon such terms and conditions and for such consideration, which may be whole or in part shares of stock in, and/or other securities of, any other corporation or corporations, as the Board of Directors shall deem expedient and for the best interests of the Corporation.

TWELFTH: The Board of Directors may not cause the Corporation to merge or consolidate with or into any other corporation or corporations, unless such merger or consolidation shall have been authorized by the affirmative vote of the holders of a majority of the common stock of the Corporation, issued and outstanding, given at a stockholders' meeting called for that purpose, or authorized by the written consent of the holders of a majority of the common stock of the Corporation issued and outstanding.

THIRTEENTH: To the fullest extent permitted by the laws of the State of Delaware, or any other applicable law presently or hereafter in effect, a Director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for or with respect to any acts or omissions in the performance of his duties.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

FOURTEENTH: If after the date of adoption of this Certificate of Incorporation any provision of this Certificate of Incorporation is invalidated on any grounds by any court of competent jurisdiction, then only such provision shall be deemed inoperative and null and void and the remainder of this Certificate of Incorporation shall not be affected thereby.

FIFTEENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, Directors and officers are subject to this reserved power.

IN WITNESS WHEREOF, I have hereunto set my hand this 30th day of December, 1997.

Incorporator:

/s/ Ricardo Orozco
Ricardo Orozco
4 Park Plaza
Suite 2000
Irvine, California 92614